EXHIBIT 16.1

September 4, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by NeoMedia Technologies, Inc. (the “Company”) pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K dated August 29, 2007, to be filed by the Company on or about September 4, 2007 (copy attached). We agree with the statements concerning our firm contained in Item 401(a) of such Form 8-K.

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.